Exhibit 99.1

 Smith-Midland Announces Second Quarter 2020 Results
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Company reports 600 basis point improvement in Gross Margin over the first quarter 2020, or 43%
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Earnings Per Share increases 50% compared to the prior year second quarter
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Barrier Rental Revenue increases 56% over the prior year second quarter

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utilities industries, today announced results for the quarter ended June 30, 2020.

Second Quarter 2020 Results
The Company reported second quarter revenues of $10.5 million, a 4% decrease from the prior-year quarter. Gross margin for the quarter was 20%, an increase of 300 basis points from the second quarter of 2019. Pre-tax income for the second quarter of 2020 was $571,000 compared to pre-tax income of $374,000 in 2019, an increase of $197,000. Net income for the second quarter increased 53% to $441,000, as compared to net income of $288,000 in same quarter a year ago. Diluted earnings per share for the quarter were $0.09, compared to $0.06 in the second quarter of 2019.

Six Months 2020 Results
The Company reported six month revenues of $20.3 million for 2020, a 3% decrease from the same period in the prior year. Pre-tax income for the first half of 2020 was $522,000 compared to pre-tax income of $813,000 in same period of 2019, a decrease of $291,000. Net income for the first half of 2020 was $403,000, compared to net income of $628,000 in first half of 2019. Diluted earnings per share were $0.08 for the first half of 2020, compared to $0.12 for the first six months of 2019.

CEO Commentary
“We are pleased with our second quarter results, showing both an improvement to gross margin and net income despite the impact of the COVID-19 pandemic that we are facing,” said Ashley Smith, President and CEO of Smith-Midland. “The significant increase in rental revenue, which carries higher margins than product sales, helped improve gross margin by 600 basis points over the first quarter 2020 and contributed to our bottom-line. This improvement exemplifies the execution of our long-term strategy moving towards barrier rentals as compared to barrier sales.

“The Company was impacted during the second quarter due to the COVID-19 pandemic. Manufacturing experienced manpower challenges as associates were unable to work, therefore reducing production volumes. Currently, there is minimal workforce impact and production has resumed as scheduled. However, there is still significant uncertainty surrounding the impact of the COVID-19 pandemic with respect to funding projects, production volumes, and the overall economy. Smith-Midland is closely monitoring the current and potential future impacts of the pandemic on its operations, employees, customers, and supply chain. The Company continues to follow virus-prevention protocols consistent with the recommendations provided by the U.S. Centers for Disease Control and Prevention.”

“The increase to our rental fleet at the end of 2019 has proven extremely beneficial for the Company through the first six months of 2020,” Mr. Smith continued. “We delivered on the $1.1 million rental contract on I-81, and have also established the largest rental backlog in the Company’s history. Despite the current pandemic, we are optimistic for the remainder of the year, and into 2021, with the current backlog, sizeable project bids, and expected awards on various projects in our markets.”

Balance Sheet and Liquidity
As of June 30, 2020, the Company had cash and investments totaling $5.6 million, with accounts receivable of $10.8 million. Total outstanding debt on notes payable increased to $8.0 million at the recent quarter end, with the Company receiving a loan under the Paycheck Protection Plan in the amount of $2.7 million during the second quarter of 2020.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries. Management and the Board own approximately 17.5% of SMID stock, aligning with shareholder values.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the COVID-19 outbreak may significantly adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s website at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com